Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cambridge Holdco Corp.

West Palm Beach, Florida, United States of America

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement on form S-4, of our report dated August 20, 2015, (except for Note 1, as to which the date is November 17, 2015) relating to the consolidated financial statements as of December 31, 2014 and 2013 for the years then ended, of Ability Computer & Software Industries Ltd., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

November 17, 2015

Tel Aviv, Israel

/s/Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm